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Exhibit 2.4

        EXECUTION COPY

ITV PLC
 Successor Issuer

AND

CARLTON COMMUNICATIONS PLC
 Issuer

TO

U.S. BANK TRUST NATIONAL ASSOCIATION
 Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 29, 2004

TO

INDENTURE

Dated as of September 30, 1993

Exchangeable Capital Securities

        FIRST SUPPLEMENTAL INDENTURE, dated as of January 29, 2004, among ITV plc, a public limited company incorporated under the laws of England and Wales and the successor to the original issuer under the indenture referred to below (the "Successor Issuer"), having its principal office at The London Television Centre, Upper Ground, London SE1 9LT, England, Carlton Communications Plc, a public limited company incorporated under the laws of England and Wales and the original issuer under the indenture referred to below ("Carlton"), having its principal office at 25 Knightsbridge, London SW1X 7RZ, England, and U.S. Bank Trust National Association, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee hereunder (the "Trustee").

RECITALS

        Carlton and the Trustee have heretofore entered into an Indenture, dated as of September 30, 1993 (the "Indenture"), providing for the issuance of Carlton's Exchangeable Capital Securities, each of $25 principal amount (the "Securities");

        Pursuant to a Merger Agreement dated October 16, 2002, Carlton and Granada plc, a public limited company incorporated under the laws of England and Wales ("Granada"), having its principal office at The London Television Centre, Upper Ground, London SE1 9LT, England, have agreed, subject to certain conditions, to merge (the "Merger") to form a new group under a new holding company, the Successor Issuer, by means of inter-conditional Schemes of Arrangement in the United Kingdom of Carlton and Granada (the "Schemes of Arrangement") in accordance with Section 425 of the Companies Act 1985 of Great Britain (as re-enacted, replaced, or modified from time to time) (the "Companies Act 1985"), whereby the shares of Carlton and Granada will be exchanged for shares of the Successor Issuer;

        Section 901(1) of the Indenture provides that Carlton, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into an indenture supplemental to the Indenture without the consent of any Holders of Securities to evidence the succession of another Person to Carlton and the assumption by any such successor of the covenants of Carlton in the Indenture and in the Securities pursuant to Section 801;

        Section 801 of the Indenture provides, among other things, that Carlton shall not consolidate with or merge into any other Person unless the Person formed by such consolidation or into which Carlton is merged (i) shall be a corporation, partnership or trust and shall be organized and validly existing under the laws of Great Britain and (ii) shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium, Payments and Arrears of Interest, if any, on all Securities and the performance or observance of every covenant of the Indenture on the part of Carlton to be performed or observed;

        Section 802 of the Indenture provides, among other things, that upon any consolidation of Carlton with, or merger of Carlton into, any other Person in accordance with Section 801 of the Indenture, the successor Person formed by such consolidation or merger or into which Carlton is merged shall succeed to, and be substituted for, and may exercise every right and power of, Carlton under the Indenture with the same effect as if such successor Person had been named as Carlton under the Indenture, and thereafter, Carlton shall be relieved of all obligations and covenants under the Indenture and the Securities;

        Each of the Successor Issuer, Carlton and the Trustee has duly authorized the execution and delivery of this First Supplemental Indenture;

        The entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

        All things necessary to make this First Supplemental Indenture a valid agreement of the Successor Issuer, Carlton and the Trustee and a valid amendment of and supplement to the Indenture have been done.

        NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

        For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and ratable benefit of all Holders of the Securities, as follows:

ARTICLE I
DEFINITIONS

Section 1.    All references to the "Company" in the Indenture shall be deemed to refer to the Person named as "Successor Issuer" in the first paragraph of this First Supplemental Indenture.

Section 2.    All references to the "Effective Date" in this First Supplemental Indenture mean the date and time on which the Schemes of Arrangement become effective, as determined in accordance with the Companies Act 1985.

Section 3.    All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

ARTICLE II
ASSUMPTION OF OBLIGATIONS AND RIGHTS;
RELEASE FROM OBLIGATIONS AND COVENANTS

Section 1.    The Successor Issuer hereby agrees that, on the Effective Date, it shall assume the performance or observance of every covenant and obligation of the Indenture on the part of the Issuer to be performed or observed. For the avoidance of any doubt, all references in the Indenture to the "Preference Shares" shall be deemed to refer to preference shares of the Successor Issuer for which the Securities may be exchanged pursuant to Article 13 of the Indenture.

Section 2.    Concurrently with the assumption by the Successor Issuer referred to in Section 1 of this Article II, the Successor Issuer shall succeed to, and shall be substituted for, and may thereafter exercise every right and power of, Carlton under the Indenture with the same effect as if the Successor Issuer had been named the original Company under the Indenture.

Section 3.    Concurrently with the assumption by the Successor Issuer referred to in Section 1 of this Article II, Carlton shall be relieved of all obligations and covenants under the Indenture and the Securities.

ARTICLE III
EFFECTIVENESS

Section 1.    This First Supplemental Indenture shall have no force or effect until the Effective Date, at which time this First Supplemental Indenture shall enter into full force and effect without the need for further action on the part of the Successor Issuer, the Trustee, Carlton or any other person, and references in this First Supplemental Indenture to "hereby" and "hereafter" and other similar expressions shall be construed by reference to the time at which this First Supplemental Indenture shall enter into full force and effect.

ARTICLE IV
GENERAL

Section 1.    The Successor Issuer makes and reaffirms as of the Effective Date all of the covenants and agreements of Carlton set forth in the Indenture.

Section 2.    The recitals contained herein shall be taken as the statements of the Successor Issuer and Carlton, and the Trustee assumes no responsibility for their correctness.

Section 3.    The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.    All covenants and agreements in this First Supplemental Indenture by the Successor Issuer shall bind its successors and assigns, whether so expressed or not.

Section 5.    In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.    Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent, any Depositary and their successors under the Indenture and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 7.    This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 8.    This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 9.    All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of the Indenture; and the Indenture, as supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first above written.

ITV PLC
By:	/s/ JAMES TIBBITTS James Tibbitts Company Secretary
CARLTON COMMUNICATIONS PLC
By:	/s/ PAUL MURRAY Paul Murray Group Finance Director
U.S. BANK TRUST NATIONAL ASSOCIATION
By:	/s/ IGNAZIO TAMBURELLO Ignazio Tamburello Assistant Vice President

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  Exhibit 2.4
FIRST SUPPLEMENTAL INDENTURE Dated as of January 29, 2004 TO INDENTURE Dated as of September 30, 1993